Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Baijiayun Group Ltd of our report dated August 12, 2022, relating to the consolidated statements of operations and comprehensive income, changes in shareholders’ deficit, and cash flows of BaiJiaYun Limited, its subsidiaries, its variable interest entity (“VIE”) and its VIE’s subsidiaries for the year ended June 30, 2021, before the adjustments related to the retrospective effects of recapitalization on equity due to reverse acquisition effective December 23, 2022 as discussed in Note 4 (the 2021 consolidated financial statement before the adjustments related to the retrospective effects of recapitalization on equity due to reverse acquisition effective December 23, 2022 as discussed in Note 4 to the consolidated financial statements are not presented herein), which report appears in the annual report of Baijiayun Group Ltd on Form 20-F (File No. 001-33176) filed with the Securities and Exchange Commission on January 16, 2024. We ceased to be the auditor of BaiJiaYun Limited on September 13, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements of BaiJiaYun Limited, its subsidiaries, its VIE and its VIE’s subsidiaries appearing in such Registration Statement for the periods after June 30, 2021.

/s/ Friedman LLP

New York, New York

April 12, 2024